PROSPECTUS


                       WHISPERING OAKS INTERNATIONAL, INC.
                         600,000 SHARES OF COMMON STOCK

THE OFFERING

                           PER SHARE                 TOTAL
                           ---------                 -----

PUBLIC PRICE               $1.00                     $600,000



This prospectus covers an aggregate of 600,000 shares of our common stock which are owned and will be resold, from time to time, by three of our stockholders. We will not receive any money from the stockholders when they sell their shares, but we will pay all of the expenses related to this registration statement.

There is currently no public market for our common stock. It is not listed on any national securities exchange or any other securities market.

The securities offered hereby are speculative and involve a high degree of risk. You should read "Risk Factors", beginning on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                                  May 17, 2000

                                  RISK FACTORS

Because we have a limited operating history, our business in unproved.

Our limited operating history and losses to date make it difficult to evaluate our business. Whispering Oaks International was organized in December 1997. Our business is to buy and sell thoroughbred horses. Since our incorporation, we have bought and sold 8 broodmares. Because of our limited operating history and net losses, it is extremely difficult to evaluate our business and prospects. Our revenue and income potential are unproven.

If Pam Halter is unable to buy and resell thoroughbred horses at a profit, our business will fail.

Whispering Oaks buys and sells thoroughbred horses. We rely principally on the advice of Pam Halter to buy or sell a horse. The success of our business will depend, initially, on Ms. Halter's skill and expertise in evaluating the potential profitability of buying for relatively quick resale thoroughbred horses. While Ms. Halter has been engaged in the thoroughbred horse racing business most of her adult life, she has very limited experience in buying and reselling horses as a principal business.

Only one executive officer has experience in our business.

One of the two executive officers of Whispering Oaks, Kevin B. Halter, Jr., does not have significant experience in thoroughbred horse racing, breeding, training or in buying and selling horses.

Our business will likely fail if we lose the services of Pam Halter.

Our future success depends on the continued service of Pam Halter. If she leaves Whispering Oaks and we are unable to replace her with a person that has comparable knowledge of thoroughbred horses, Whispering Oaks would have difficulty in succeeding.

We will not receive any amount from this offering. We are uncertain we can obtain sufficient capital to buy and maintain a significant stable of horses.

The common stock offered under this prospectus by the selling stockholders will not provide any funds to Whispering Oaks. Since inception, we have been largely dependent upon management loans when we required funds. However, unless we are able to raise additional capital to enable us to buy a significant number of thoroughbred horses and maintain them until they are ready to be sold, we will not realize our business objectives and potential and will likely not succeed. We may not be able to obtain financing on terms favorable to us. If we raise capital through the sale of equity securities, our stockholders may experience dilution of their ownership interest and the newly issued securities may have rights superior to those of the common stock. If we are able to borrow funds, we may be subject to limitations on our operations, including limitations on the payment of dividends.

If our executive officers do not advance the necessary working capital, our business will fail.


Since inception, our management, through Halter Capital Corporation, a company management owns, has made non-interest bearing demand loans to Whispering Oaks to fund its operations. If they refuse to make additional loans and we are unable to raise capital from other sources, our business will fail.



                           FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements. We intend to identify forward-looking statements in this prospectus using words such as "may", "expect", "anticipate", "believe", "estimate", "intend" "continue" or similar words. Such statements reflect our beliefs as well as assumptions we have made using information currently available to us. Because these statements demonstrate our current views concerning future events, these statements involve assumptions, risks and uncertainties. Actual future results may differ significantly from the results discussed in the forward-looking statements. Some, but not all, of the factors that may cause these differences include those discussed in the Risk Factors section beginning on page 2 of this prospectus. One should not place undue reliance on such forward-looking statements that speak only as of the date of this prospectus.

                          WHISPERING OAKS INTERNATIONAL


Whispering Oaks International was incorporated under the laws of the State of Texas on December 8, 1997. We formed Whispering Oaks to engage in the acquisition and sale of thoroughbred racing stock of every age from broodmares, weanlings and yearlings to racehorses and stallions. Our principal office is located at 16910 Dallas Parkway, Suite 100, Dallas, Texas 75248 and our telephone number is (972)248-1922.

                                 USE OF PROCEEDS

Whispering Oaks will not receive any proceeds from the registration or sale of the shares of common stock covered by this prospectus. However we will pay the expenses of this offering.

                         NO MARKET FOR OUR COMMON STOCK

There is currently no public market for Whispering Oaks' common stock. We cannot assure you that any trading market for our shares will exist following this offering, or that investors in the shares will be able to resell their shares at any price.

                         SHARES ELIGIBLE FOR FUTURE SALE

Whispering oaks has 2,525,000 shares of common stock outstanding including the 600,000 shares covered by this prospectus. In the event those 600,000 shares are sold in this offering, they will be freely tradable in the United States if a market for our stock develops. All of the remaining 1,925,000 shares are "restricted securities" under Rule 144 of the Securities Act of 1933. Ordinarily, a person holding restricted securities for a period of one year may, every three months, sell in routine brokerage transactions an amount equal to the greater of one percent of a company's then outstanding common stock or the average weekly trading volume during the four calendar weeks prior to the person's sales. Rule 144 also permits sales by a person who is not an affiliate of the company and who has held the shares for two years without any quantity limitation. Of the 1,925,000 "restricted" shares, Kevin B. Halter, Pam Halter and Kevin B. Halter, Jr., the officers and directors of Whispering Oaks, own an aggregate of 1,900,000 that they acquired in December 1997. All of the 1,925,000 restricted shares are eligible for resale under Rule 144.

                              PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale from time to time of the 600,000 shares by Kevin B. Halter, Pam Halter and Kevin B. Halter, Jr., the selling shareholders, for $1.00 per share. Whispering Oaks has registered these shares for sale to provide the selling shareholders with freely tradable securities. But registration does not necessarily mean that any of such shares will be offered or sold by the selling shareholders. Whispering Oaks will not receive any proceeds from the sale of these shares by the selling shareholders but will pay all of the expenses of registration.


The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of these shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions for $1.00 per share. Such pledgees, assignees and successors-in-interest, if any, will be identified in a subsequent prospectus.


                                LEGAL PROCEEDINGS

Whispering Oaks is not a party to any pending litigation nor is it aware of any threatened legal proceedings.

                          DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of Whispering Oaks consists of 125,000,000 shares of common stock with a par value of $0.001 per share. As of the date of this prospectus, we had issued and outstanding 2,525,000 shares that were held by four shareholders.

Holders of common stock are entitled to:

o one vote for each share held of record on all matters submitted to a vote of stockholders;

o    receive ratably dividends as may be paid on the shares;

o share ratably in all remaining assets after payment of all liabilities upon liquidation and dissolution.

Holders of common stock do not have preemptive, conversion or redemption rights. All 2,525,000 outstanding shares are fully paid and non-assessable.

                                 DIVIDEND POLICY

Whispering Oaks has never paid or declared a cash dividend on its common stock and we do not intend to pay cash dividends in the foreseeable future.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

Results of Operations

Whispering Oaks began operations on January 19, 1998 with the purchase of eight broodmares for approximately $221,000. In December 1998, we sold all but one broodmare and one foal for gross proceeds of approximately $238,000. Whispering Oaks sold the remaining foal in the second quarter of 1999 for gross proceeds of approximately $26,000. Whispering Oaks accounts for all purchased livestock at our original cost and assigns no basis to foals delivered by a broodmare. Our gross profits were approximately $110,000 for the year ended December 31, 1998 and approximately $36,000 for the year ended December 31, 1999.


We incurred direct operating expenses of approximately $115,000 for the year ended December 31, 1998 and approximately $20,000 for the year ended December 31, 1999. During the three months ended March 31, 2000 and 1999, respectively, Whispering Oaks incurred direct expenses related to livestock of approximately $(174) and $3,382. The credit for the first quarter of 2000 results from a final adjustment and refund of insurance premiums on Whispering Oaks' former livestock stable.

Whispering Oaks adopted the provisions of AICPA Statement of Position 98-5, "Reporting on the Costs of Start- Up Activities" whereby all organization and initial costs incurred with the incorporation and initial capitalization of Whispering Oaks were charged to operations as incurred. Accordingly, these costs are a component of our general and administrative expenses of approximately $9,700 for the year ended





December 31, 1998 and $-0- for the year ended December 31, 1999. General and administrative expenses for the first quarter of 2000 were for audit and legal expenses directly related to Whispering Oaks' reporting requirements under The Securities Exchange Act of 1934 and the registration statement in which this prospectus is included.

Whispering Oaks incurred a net loss of approximately $76,000, $0.15 per share, for the year ended December 31, 1998, and net income of approximately $5,000, $0.01 per share, for the year ended December 31, 1999. As noted elsewhere in this prospectus, Whispering Oaks does not pay any compensation to its management, Kevin B. Halter, Pam Halter and Kevin B. Halter, Jr., for their services to Whispering Oaks. If Whispering Oaks had the resources to pay and did pay even nominal compensation to its management, Whispering Oaks would have incurred greater losses in fiscal 1998 and a net loss in fiscal 1999, as well as greater losses in first quarter of 2000 and 1999, respectively.

Whispering Oaks experienced net loss of approximately $(10,000) and $(7,300) for the three months ended March 31, 2000 and 1999, respectively.


Liquidity and Capital Resources

In January 1998, Whispering Oaks sold in a private transaction 25,000 post-split shares of common stock for $25,000. Whispering Oaks has also, from time to time, made non-interest-bearing demand loans from management in order to continue operations. During 1998, we borrowed a net of $70,000 from management. During 1999, we paid back $12,000. As of the date of this prospectus, we owe management approximately $59,000. Management has agreed to continue to make non-interest bearing loans, as needed, during the next 12 months to provide capital to purchase horses.

We must raise additional capital to continue our business of buying and selling thoroughbred horses. However, we do not have at this time any prospects or sources for raising any additional debt or equity capital, other than through non-interest bearing loans from management.

                           DESCRIPTION OF THE BUSINESS

Whispering Oaks buys and sells thoroughbred racing stock of every age from broodmares, weanlings and yearlings to racehorses and stallions. We plan to concentrate, at least for the foreseeable future, our efforts in the purchase and sale of weanlings and yearlings at auctions, commonly referred to as "Pinhooking". The following discussion is based on management's knowledge and experience in the thoroughbred horse racing business and the Blood-Horse publications, the industry bible.

Industry Overview and Opportunity

Essentially pinhooking is the purchase of thoroughbred weanlings and yearlings at various horse auctions with a view to resell them a few months later at similar auctions. To understand pinhooking, one must understand some basic facts.

All horses have common birthdays on January 1, regardless when they are born. Thoroughbred horses are bred to be born anywhere from January to June. So if a horse is born in June, it is considered a late foal. If it is born in January, it is considered an early foal. Obviously an early foal is preferred over a late foal, since a horse born in June will officially be one year old on January 1 when in reality it is only six months old. Horses are called weanlings until they reach the age of one, yearlings until they reach the age of two.

The great majority of racing stock is bought at various auctions throughout the United States. These are referred to as "sales". The key to successful pinhooking is to gage the market, ascertain the most popular bloodlines, know the best price ranges in which to re-sell the purchased horses, etc. Pinhooking is an art, which demands continuous attention to the ever-changing market. Simply put, buy low and be able to sell high.

We believe the risk/reward ratio of pinhooking is attractive because, on the downside, the worst case scenario will still return a portion of the purchase price of a horse sold at a loss. Also, unlike horse racing, where racing careers can be terminated rather swiftly due to permanent injury, the likelihood of an injury that would keep a yearling out of a sale is relatively small.

Business Plan

In general, we intend to operate in a number of areas, all involving the purchase and sale of thoroughbred horses. We intend to borrow capital from financial institutions to fund our operations. If we are unable to do so, management has agreed to advance the funds necessary for our operations.


Our primary operations and their criteria are as follows:

     1) Purchase of weanlings in the fall, to be resold as yearlings in the spring.

     2) Purchase of yearlings in the fall, to be resold as two-year olds in the Spring.

     3) Purchase of broodmares in foal in the spring. The offspring to be born within 30-60 days from purchase date would be sold as weanlings in the fall. After giving birth, the broodmares would immediately be bred to selected stallions, thus giving Whispering Oaks the option to:

          a. sell the broodmares in foal durin the fall of current year or spring of the following year.

          b.   sell the foals in the spring of the following year.

     4)   Purchase quality stallions for breeding purposes.

We insure all of our horses for mortality.

Whispering Oaks does not own any stables or other facilities to board or maintain the horses we own and buy in the future. We plan to board our horses at one of many boarding and training facilities that are available throughout Florida, Kentucky and California and that offer us the best arrangement for maintaining and enhancing the profitability of our stock. As of the date of this prospectus, we do not own any horses.

Whispering Oaks has no employees. Kevin B. Halter and Pam Halter devote all the time that is necessary to attend sales and operate the business, at no cost to Whispering Oaks. We do not plan to hire any paid employee in the foreseeable future. We estimate that each will spend approximately 150 hours per year attending sales and operating our business.

Competition

Whispering Oaks is a very small player in the thoroughbred racehorse trading business. We have limited resources. We complete by using our skill in evaluating horses for resale before we buy them. While we consider bloodlines and the win-loss records of a particular horses' linage as well as other factors, our success will depend in large measure on our innate ability to evaluate the potential resale value of a horse and to raise sufficient capital to purchase and maintain the horse until we sell it. We will rely almost exclusively on Pam Halter to evaluate a horse and to management to raise the capital to buy any horse we believe to be a good investment. We expect to bid against many horse traders at the "sales" that have far greater financial resources and more experience in buying and selling horses than we have.

                            YEAR 2000 CONSIDERATIONS

Whispering Oaks has not had and does not expect to have any Y2K problems in any aspects of its business.

                             DESCRIPTION OF PROPERTY

Whispering Oaks neither owns or leases nor plans to own or lease any physical property or facility. Any horse we own will be boarded at non-affiliated stables. Management furnishes our corporate offices, without charge.

                                   MANAGEMENT

The directors and officers of Whispering Oaks are listed below with information about their respective backgrounds.

Name                            Age     Position
----                            ---     --------

Kevin B. Halter                 64      Chairman, President, CEO & Director

Pam Halter                      44      Director

Kevin B. Halter, Jr.            39      Vice President, Secretary, Treasurer &
                                        Director


Kevin B. Halter has served as Chairman, President, CEO and a director of Whispering Oaks since December 1997. Mr. Halter has served as Chairman of the Board and Chief Executive Officer of Halter Capital Corporation, a privately held investment and consulting company, since 1987. Mr. Halter has served as Chairman of the Board and President of Millennia, Inc. and Chairman of the Board of Digital Communications Technology Corporation since 1994. Mr. Halter is the husband of Pam Halter and the father of Kevin B. Halter, Jr.

Pam J. Halter has served as a director of Whispering Oaks since December 1997. Ms. Halter has been involved in various facets of horse racing since age sixteen, culminating with her successful record as a trainer. Since her retirement from training, she became a successful owner of a small stable of horses attaining in 1995 the highest win percentage , 21.8%, at Louisiana Downs. Her respected reputation in the industry combined with her exceptionally keen eye in recognizing prime racing prospects based upon their physical attributes, makes her an invaluable member of the management team. She does not provide services to other persons or entities that are similar to the services she provides Whispering Oaks. Ms. Halter is the wife of Kevin B. Halter.



Kevin B. Halter, Jr. has served as Vice President, Secretary, Treasurer and a director of Whispering Oaks since December 1997. Mr. Halter also serves as Vice President and Secretary of Halter Capital Corporation. He is the President of Securities Transfer Corporation, a stock transfer company registered with the Securities and Exchange Commission, a position that he has held since 1987. Mr. Halter has served as Vice President, Secretary and a director of Millennia, Inc. and Digital Communications Technology Corporation since 1994. Kevin B. Halter, Jr. is the son of Kevin B. Halter.

All directors hold office until the next annual meeting of the shareholders of Whispering Oaks scheduled to be held July 1, 2000, and until their successors have been elected and qualified. Officers serve at the discretion of the Board of Directors. Kevin B. Halter estimates he will devote over a 52 week period an average of three hours a week of his time to Whispering Oaks' business and Kevin
B. Halter, Jr. less than one hour per week of his time. Kevin B. Halter, Jr. does not have significant experience in any aspect of the thoroughbred horse racing business. However, Kevin B. Halter has several years experience in buying and selling horses at sales. Mr. Halter believes that he is a good judge of horse bloodlines. Combined with Ms. Halter's experience and talents in assessing horse confirmations (builds) and breeding, Whispering Oaks management believes that it has the requisite ability to make Whispering Oaks a successful business.

                             EXECUTIVE COMPENSATION

Whispering Oaks pays no compensation to its officers and directors currently and has paid no compensation in any amount or of any kind to its executive officers or directors since inception.

                              SELLING STOCKHOLDERS

This prospectus relates to the offering by the selling stockholders for their own account of shares acquired by them as original investors in Whispering Oaks.

The following table sets forth information with respect to the common stock beneficially owned by the selling stockholders as of the date of this prospectus and assuming sale of the 600,000 shares covered by this prospectus.

Selling                  Number of                Number        Number of shares
stockholder              shares owned             shares        owned after
                         prior to the offering    to be sold    the offering (1)
-----------              ---------------------    ----------    ----------------

Pam Halter               250,000                  100,000       150,000
Kevin B. Halter          1,000,000                200,000       800,000
Kevin B. Halter, Jr.     1,250,000                300,000       950,000

(1) Assumes the sale of all shares of common stock offered by this prospectus.


                             PRINCIPAL STOCKHOLDERS

The following table sets forth beneficial ownership information, as of the date of this prospectus, of our common stock for:

     o each person known by Whispering Oaks to our beneficially more than 5% of our common stock;

     o    each of our directors;

     o    each of our executive officers;

     o    our current executive officers and directors as a group.

Name and Address(a)                      Shares owned               Percentage
--------------------------------------------------------------------------------


Kevin B. Halter                          1,000,000                  39.6%
Pam Halter                               250,000                    9.9%
Kevin B. Halter, Jr.                     1,250,000                  49.5%

Executive officers and directors as      2,500,000                  99%
a group, three persons


(a) The address for each person is 16910 Dallas Parkway, Suite 100, Dallas Texas 75248.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In order to maintain liquidity, Whispering Oaks has obtained non-interest-bearing advances from entities owned by Whispering Oaks management. These advances are payable on demand. At December 31, 1998 Whispering Oaks owed approximately $70,000. As of the date of this prospectus, we owe approximately $59,000 to these entities.

In January 1998, Kevin B. Halter purchased 1,000,000 shares of our common stock for $.002 per share. At that time and for the same price, Pam Halter purchased 250,000 shares and Kevin B. Halter, Jr. purchased 1,250,000 shares.

                                  LEGAL MATTERS

Dominic M. Federico, attorney at law, Dallas, Texas, has passed upon the validity of the common stock covered by this registration statement for Whispering Oaks.

                                     EXPERTS

The financial statements included in the registration statement on Form SB-2 have been audited by S. W. Hatfield, CPA, independent certified accountant, to the extent and for the periods set forth in his report, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

Whispering Oaks is currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and has in the past filed, and will continue in the future to file, periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of these reports at the following public reference rooms maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, or at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, NY, or at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661.

You may obtain information on the operation of the public reference rooms by calling the Commission at 1- 800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C., 20549. The Commission also maintains an Internet website that contains these reports and information about issuers, like Whispering Oaks, who file electronically with the Commission. The address of that site is: http://www.sec.gov.

Whispering Oaks has filed with the Commission a registration statement including exhibits and information, which the Commission permits the registrant to omit from the prospectus, on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock covered by this prospectus. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement. You may obtain copies of the registration statement, including exhibits and other information about Whispering Oaks, by contacting the Commission in the manner and at the addresses referenced above.

You should rely only on the information provided in this prospectus or any prospectus supplement. Neither Whispering Oaks nor the selling shareholders have authorized anyone else to provide you with different information. Neither
Whispering Oaks nor the selling shareholders are making an offer to sell, nor soliciting an offer to buy, these securities in any jurisdiction where that would not be permitted or legal.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

DISCLOSURE OF COMMISSION'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.

The Articles of Incorporation of Whispering Oaks provide that no director or officer shall be directly liable for damages incurred in connection with legal proceedings brought about by reason of being an officer or director if the person is not ultimately adjudged liable for negligence or misconduct in the action.

The Texas Business Corporation Act contains provisions relating to indemnification of officers and directors. Generally, this section provides that a corporation may indemnify any person who was or is a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, except an action by or in right of the corporation by reason of the fact that he was a director, officer, employee or agent of the corporation. It must be shown that he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation. Generally, no indemnification may be made where the person has been determined to be negligent or guilty of misconduct in the performance of his duty to the corporation.

As to indemnification for liabilities arising under the Securities Act of 1933 for directors, officers and controlling persons of Whispering Oaks, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and unenforceable. In the event that a claim for indemnification against such liabilities, other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person in connection with the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       WHISPERING OAKS INTERNATIONAL, INC.

                                    CONTENTS

                                                                        Page
                                                                        ----
Annual Financial Statements
   Report of Independent Certified Public Accountants                    F-2
   Balance Sheets as of December 31, 1999 and 1998                       F-3
   Statements of Operations and Comprehensive Income
     for the years ended December 31, 1999 and 1998                      F-4
   Statement of Changes in Stockholders' Equity
     for the years ended December 31, 1999 and 1998                      F-5
   Statements of Cash Flows
     for the years ended December 31, 1999 and 1998                      F-6
   Notes to Financial Statements                                         F-7

Interim Financial Statements
   Accountant's Review Report                                           F-10
   Balance Sheets as of March 31, 2000 and 1999                         F-11
   Statements of Operations and Comprehensive Income
     for the three months ended March 31, 2000 and 1999                 F-12
   Statements of Cash Flows
     for the three months ended March 31, 2000 and 1999                 F-13
   Notes to Financial Statements                                        F-14

S. W. HATFIELD, CPA
certified public accountants

Member:    American Institute of Certified Public Accountants
               SEC Practice Section
               Information Technology Section
           Texas Society of Certified Public Accountants

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------

Board of Directors and Stockholders
Whispering Oaks International, Inc.

We have audited the accompanying balance sheets of Whispering Oaks International, Inc. (a Texas corporation) as of December 31, 1999 and 1998 and the related statements of operations and comprehensive income, changes in stockholders' equity and cash flows for the years ended December 31, 1999 and 1998, respectively. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Whispering Oaks International, Inc. as of December 31, 1999 and 1998 and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1999 and 1998, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has no significant assets and is dependent upon significant shareholders to provide sufficient working capital to maintain the integrity of the corporate entity. These circumstances create substantial doubt about the Company's ability to continue as a going concern and are discussed in Note A. The financial statements do not contain any adjustments that might result from the outcome of these uncertainties.

                                                     S. W. HATFIELD, CPA
Dallas, Texas
January 24, 2000


P. O. Box 820395                               9002 Green Oaks Circle, 2nd Floor
Dallas, Texas  75382-0395                               Dallas, Texas 75243-7212
214-342-9635 (voice)                                          (fax) 214-342-9601
800-244-0639                                                      SWHCPA@aol.com
                                       F-2



                       WHISPERING OAKS INTERNATIONAL, INC.
                                 BALANCE SHEETS
                           December 31, 1999 and 1998



                                     ASSETS
                                     ------
                                                              1999        1998
                                                             --------    --------
Current assets
   Cash on hand and in bank                                  $ 18,036    $ 15,266
                                                             --------    --------

Livestock                                                        --        32,000
   Accumulated depreciation                                      --       (10,225)
                                                             --------    --------

   Net livestock                                                 --        21,775
                                                             --------    --------

TOTAL ASSETS                                                 $ 18,036    $ 37,041
                                                             ========    ========



                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current liabilities
   Accounts payable - trade                                  $   --      $ 12,231
   Advances from affiliates                                    58,925      70,705
                                                             --------    --------

   Total liabilities                                           58,925      82,936
                                                             --------    --------

Commitments and contingencies

Stockholders' equity
   Common stock - $0.001 par value
      125,000,000 shares authorized
      2,525,000 issued and outstanding, respectively            2,525       2,525
   Additional paid-in capital                                  27,475      27,475
   Contributed capital                                         20,000      15,000
   Accumulated deficit                                        (90,889)    (90,895)
                                                             --------    --------

   Total stockholders' equity                                 (40,889)    (45,895)
                                                             --------    --------


TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $ 18,036    $ 37,041
                                                             ========    ========



The accompanying notes are an integral part of these financial statements.
                                                                             F-3

                       WHISPERING OAKS INTERNATIONAL, INC.
                STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
                     Years ended December 31, 1999 and 1998



                                               1999          1998
                                           -----------   -----------
Revenues
   Sales of livestock                      $    46,728   $   238,347

Cost of Sales
   Net capitalized cost of livestock            11,108       127,907
                                           -----------   -----------

Gross Profit                                    35,620       110,440
                                           -----------   -----------

Operating expenses
   Livestock expenses                           15,623       104,806
   Executive compensation contributed
      by a controlling shareholder               5,000        15,000
   General and administrative expenses           4,297         9,711
   Depreciation                                 10,667        71,818
                                           -----------   -----------

   Total operating expenses                     35,614       201,335
                                           -----------   -----------

Income (Loss) from operations                        6       (90,895)

Other income (expense)                            --            --
                                           -----------   -----------

Income (Loss) before income taxes                    6       (90,895)

Provision for income taxes                        --            --
                                           -----------   -----------

Net Income (Loss)                                    6       (90,895)

Other comprehensive income                        --            --
                                           -----------   -----------

Comprehensive Income (Loss)                $         6   $   (90,895)
                                           ===========   ===========

Income (Loss) per weighted-average share
   of common stock outstanding, computed
   on net loss - basic and fully diluted           nil   $     (0.04)
                                           ===========   ===========

Weighted-average number of
   common shares outstanding                 2,525,000     2,525,000
                                           ===========   ===========




The accompanying notes are an integral part of these financial statements.
                                                                             F-4



                       WHISPERING OAKS INTERNATIONAL, INC.
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                      Year ended December 31, 1999 and 1998




                                   Common Stock       Additional
                                   ------------        paid-in    Contributed  Accumulated
                               # shares     amount     capital      capital     deficit       Total
                              ---------   ---------   ---------    ---------   ---------    ---------
Balances at
   January 1, 1998                 --     $    --     $    --      $    --     $    --      $    --

Shares issued to founders       505,000         505      29,495         --          --         30,000
   Effect of 5 for 1
     forward split on
     October 15, 1999         2,025,000       2,020      (2,020)        --          --           --

Capital contributed by a
   controlling shareholder
   in the form of executive
   compensation                    --          --          --         15,000        --         15,000

Net loss for the year              --          --          --           --       (90,895)     (90,895)
                              ---------   ---------   ---------    ---------   ---------    ---------

Balances at
   December 31, 1998          2,525,000       2,525      27,475       15,000     (90,895)     (45,895)

Capital contributed by a
   controlling shareholder
   in the form of executive
   compensation                    --          --          --          5,000        --          5,000

Net income for the year            --          --          --           --             6            6
                              ---------   ---------   ---------    ---------   ---------    ---------

Balances at
   December 31, 1999            505,000   $     505   $  29,495    $  20,000   $ (90,889)   $ (40,889)
                              =========   =========   =========    =========   =========    =========







The accompanying notes are an integral part of these financial statements.
                                                                             F-5



                       WHISPERING OAKS INTERNATIONAL, INC.
                            STATEMENTS OF CASH FLOWS
                     Years ended December 31, 1999 and 1998



                                                              1999         1998
                                                            ---------    ---------
Cash flows from operating activities
   Net income (loss) for the year                           $       6    $ (90,895)
   Adjustments to reconcile net loss to net
     cash provided by operating activities
       Gain on sale of livestock                              (35,620)    (110,440)
       Depreciation                                            10,667       71,818
       Executive compensation contributed
         by a controlling shareholder                           5,000       15,000
       Increase (Decrease) in accounts payable                (12,231)      12,231
                                                            ---------    ---------
Net cash used in operating activities                         (32,178)    (102,286)
                                                            ---------    ---------


Cash flows from investing activities
   Proceeds from sales of livestock                            46,728      238,347
   Purchases of livestock                                        --       (221,500)
                                                            ---------    ---------
Net cash provided by investing activities                      46,728       16,847
                                                            ---------    ---------


Cash flows from financing activities
   Advances from affiliates                                      --         70,305
   Repayment of advances from affiliates                      (11,780)        --
   Proceeds from sale of common stock                            --         30,000
                                                            ---------    ---------
Net cash provided by financing activities                     (11,780)     100,705
                                                            ---------    ---------

INCREASE IN CASH                                                2,770       15,266

Cash at beginning of year                                      15,266         --
                                                            ---------    ---------

Cash at end of year                                         $  18,036    $  15,266
                                                            =========    =========

Supplemental disclosure of interest and income taxes paid
   Interest paid for the period                             $    --      $    --
                                                            =========    =========
   Income taxes paid for the period                         $    --      $    --
                                                            =========    =========




The accompanying notes are an integral part of these financial statements.

                       WHISPERING OAKS INTERNATIONAL, INC.

                          NOTES TO FINANCIAL STATEMENTS

Note A - Organization and Description of Business

Whispering Oaks International, Inc. (Company) was incorporated on December 8, 1997 under the laws of the State of Texas. The Company was formed to engage in the acquisition and sale of thoroughbred race horses of every age, from broodmares and weanlings to mature racehorses and stallions. The Company intends, initially, to focus in the area of purchasing and selling weanlings and yearlings at various auctions in an activity commonly referred to as "pinhooking".

Pinhooking is essentially the purchase of thoroughbred weanlings and yearlings at auction and reselling them at a different, but similar, auction in the near future. The Company projects an average historical holding period of five to six months between purchase and resale.

The Company began operations in January 1998 with its initial capitalization and its initial livestock purchase.

On October 15, 1999, the Company's Board of Directors amended the Company's Articles of Incorporation to modify the Company's capital structure to allow for the issuance of up to 125,000,000 total equity shares consisting solely of common stock with a par value of $0.001 per share and effected a five (5) for one (1) forward stock split. The effects of these transactions are reflected in the accompanying financial statements as of the first day of the first period presented.

The Company has elected a year-end of December 31 and uses the accrual method of accounting.

As of December 31, 1999, the Company has liquidated its livestock stable and has no significant assets and owes related entities amounts in excess of available cash. Accordingly, the Company is dependent upon management and/or significant shareholders to provide sufficient working capital to preserve the integrity of the corporate entity at this time. It is the intent of management and significant shareholders to provide the sufficient working capital necessary to support and preserve the integrity of the corporate entity for the foreseeable future.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note B - Summary of Significant Accounting Policies

1.   Cash and cash equivalents
     -------------------------

     For Statement of Cash Flows purposes, the Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

     Cash overdraft positions may occur from time to time due to the timing of making bank deposits and releasing checks, in accordance with the Company's cash management policies.

                       WHISPERING OAKS INTERNATIONAL, INC.

2.   Livestock
     ---------

     Livestock is recorded at cost and are depreciated on a straight-line basis, over their estimated useful lives (generally 3 years). Foals delivered after the broodmare is purchased are capitalized by the Company at a "zero cost" basis. At December 31, 1998, the Company had one broodmare and one foal delivered by a broodmare after acquisition by the Company in its stable. As of December 31, 1999, the Company had liquidated its entire stable of livestock.

3.   Organization costs
     ------------------

     The Company has adopted the provisions of AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" whereby all organization and initial costs incurred with the incorporation and initial capitalization of the Company were charged to operations as incurred.

4.   Income Taxes
     ------------

     The Company uses the asset and liability method of accounting for income taxes. At December 31, 1999 and 1998, respectively, the deferred tax asset and deferred tax liability accounts, as recorded when material to the financial statements, are entirely the result of temporary differences.
     Temporary differences represent differences in the recognition of assets and liabilities for tax and financial reporting purposes, primarily accumulated depreciation and amortization, allowance for doubtful accounts and vacation accruals.

     At December 31, 1999, the Company has a net operating loss carryforward for income purposes of approximately $70,000, after a Fiscal 1999 utilization of approximately $5,000. If this carryforward is not fully utilized, it will expire in 2018. As of December 31, 1999 and 1998, the deferred tax asset related to the Company's net operating loss carryforward is fully reserved.

5.   Earnings (loss) per share
     -------------------------

     Basic  earnings  (loss) per share is computed  by  dividing  the net income
     (loss) by the weighted-average number of shares of common stock and common stock equivalents (primarily outstanding options and warrants). Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method. The calculation of fully diluted earnings (loss) per share assumes the dilutive effect of the exercise of outstanding options and warrants at either the beginning of the respective period presented or the date of issuance, whichever is later. As of December 31, 1999 and 1998, the Company had no warrants and/or options outstanding.

Note C - Common Stock Transactions

On October 15, 1999, the Company's Board of Directors amended the Company's Articles of Incorporation to modify the Company's capital structure to allow for the issuance of up to 125,000,000 total equity shares consisting solely of common stock with a par value of $0.001 per share and effected a five (5) for one (1) forward stock split. The effects of these transactions are reflected in the accompanying financial statements as of the first day of the first period presented.

                       WHISPERING OAKS INTERNATIONAL, INC.

In January 1998, as revised in March 1998, the Company prepared a Private Placement Memorandum, utilizing an exemption from registration under Regulation D, Rule 504 of the US Securities and Exchange Commission, intending to sell up to 200,000 shares of Common Stock at a price of $5.00 per share. The Company sold no shares pursuant to this Memorandum and subsequently canceled the proposed offering.

Note D - Contributed Capital

Executive management and oversight services are provided to the Company by a controlling shareholder. The accompanying financial statements reflect management's estimate of the estimated fair value of the services contributed to the Company during each fiscal year based on the time and effort required to administer the Company's operations and affairs.

S. W. HATFIELD, CPA
certified public accountants

Member:    American Institute of Certified Public Accountants
               SEC Practice Section
               Information Technology Section
           Texas Society of Certified Public Accountants

                           Accountant's Review Report
                           --------------------------

Board of Directors and Stockholders
Whispering Oaks International, Inc.

We have reviewed the accompanying balance sheets of Whispering Oaks International, Inc. (a Texas corporation) as of March 31, 2000 and 1999 and the accompanying statement of operations and comprehensive income and statement of cash flows for the three months ended March 31, 2000 and 1999. These financial statements are prepared in accordance with the instructions for Form 10-QSB, as issued by the U. S. Securities and Exchange Commission, and are the sole responsibility of the company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression on an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements for them to be in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has no significant assets and is dependent upon significant shareholders to provide sufficient working capital to maintain the integrity of the corporate entity. These circumstances create substantial doubt about the Company's ability to continue as a going concern and are discussed in Note A. The financial statements do not contain any adjustments that might result from the outcome of these uncertainties.

                                                       S. W. HATFIELD, CPA
Dallas, Texas
May 4, 2000


P. O. Box 820395                               9002 Green Oaks Circle, 2nd Floor
Dallas, Texas  75382-0395                               Dallas, Texas 75243-7212
214-342-9635 (voice)                                          (fax) 214-342-9601
800-244-0639                                                      SWHCPA@aol.com
                                      F-10



                       Whispering Oaks International, Inc.
                                 Balance Sheets
                             March 31, 2000 and 1999

                                   (Unaudited)

                                                             March 31,    March 31,
                                                               2000         1999
                                                             ---------    ---------

                                     ASSETS
                                     ------

Current assets
   Cash on hand and in bank                                  $   9,284    $    --
                                                             ---------    ---------

Livestock                                                         --         32,000
   Accumulated depreciation                                       --        (12,892)
                                                             ---------    ---------

   Net livestock                                                  --         19,108
                                                             ---------    ---------

Total Assets                                                 $   9,284    $  19,108
                                                             =========    =========



                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current liabilities
   Cash overdraft                                            $    --      $     916
   Accounts payable - trade                                         61       14,031
   Advances from affiliates                                     58,925       56,105
                                                             ---------    ---------

   Total liabilities                                            58,986       71,052
                                                             ---------    ---------


Commitments and contingencies

Stockholders' equity
   Common stock - $0.001 par value
      125,000,000 shares authorized
      2,525,000 issued and outstanding, respectively             2,525        2,525
   Additional paid-in capital                                   27,475       27,475
   Contributed capital                                          21,250       16,250
   Accumulated deficit                                        (100,952)     (98,194)
                                                             ---------    ---------

   Total stockholders' equity                                  (49,702)     (51,944)
                                                             ---------    ---------


Total Liabilities and Stockholders' Equity                   $   9,284    $  19,108
                                                             =========    =========



See Accountant's Review Report
The accompanying notes are an integral part of these financial statements.
                                                                            F-11

                       Whispering Oaks International, Inc.
                Statements of Operations and Comprehensive Income
                   Three months ended March 31, 2000 and 1999

                                   (Unaudited)

                                           Three months   Three months
                                              ended          ended
                                            March 31,      March 31,
                                               2000           1999
                                           -----------    -----------
Revenues
   Sales of livestock                      $      --      $      --

Cost of Sales
   Net capitalized cost of livestock              --             --
                                           -----------    -----------

Gross Profit                                      --             --
                                           -----------    -----------

Operating expenses
   Livestock expenses                             (174)         3,382
   Executive compensation contributed
      by a controlling shareholder               1,250          1,250
   General and administrative expenses           8,987           --
   Depreciation                                   --            2,667
                                           -----------    -----------

   Total operating expenses                     10,063          7,299
                                           -----------    -----------

Income (Loss) from operations                  (10,063)        (7,299)

Other income (expense)                            --             --
                                           -----------    -----------

Income (Loss) before income taxes              (10,063)        (7,299)

Provision for income taxes                        --             --
                                           -----------    -----------

Net Income (Loss)                              (10,063)        (7,299)

Other comprehensive income                        --             --
                                           -----------    -----------

Comprehensive Income (Loss)                $   (10,063)   $    (7,299)
                                           ===========    ===========

Income (Loss) per weighted-average share
   of common stock outstanding, computed
   on net loss - basic and fully diluted           nil            nil
                                           ===========    ===========

Weighted-average number of
   common shares outstanding                 2,525,000      2,525,000
                                           ===========    ===========



See Accountant's Review Report
The accompanying notes are an integral part of these financial statements.
                                                                            F-12



                       Whispering Oaks International, Inc.
                            Statements of Cash Flows
                   Three months ended March 31, 2000 and 1999

                                   (Unaudited)

                                                         Three months Three months
                                                              ended       ended
                                                            March 31,   March 31,
                                                             2000        1999
                                                            --------    --------
Cash flows from operating activities
   Net income (loss) for the year                           $(10,063)   $ (7,299)
   Adjustments to reconcile net loss to net
     cash provided by operating activities
       Depreciation                                             --         2,667
       Executive compensation contributed
         by a controlling shareholder                          1,250       1,250
       Increase (Decrease) in accounts payable                    61       1,800
                                                            --------    --------

Net cash used in operating activities                         (8,752)     (1,582)
                                                            --------    --------


Cash flows from investing activities                            --          --
                                                            --------    --------


Cash flows from financing activities
   Increase (decrease) in cash overdraft                        --           916
   Advances from affiliates                                     --       (14,600)
                                                            --------    --------

Net cash used in financing activities                           --       (13,684)
                                                            --------    --------

Increase (Decrease) in Cash                                   (8,752)    (15,266)

Cash at beginning of year                                     18,036      15,266
                                                            --------    --------

Cash at end of year                                         $  9,284    $   --
                                                            ========    ========

Supplemental disclosure of interest and income taxes paid
   Interest paid for the period                             $   --      $   --
                                                            ========    ========
   Income taxes paid for the period                         $   --      $   --
                                                            ========    ========




See Accountant's Review Report
The accompanying notes are an integral part of these financial statements.
                                                                            F-13

                       Whispering Oaks International, Inc.

                          Notes to Financial Statements


Note A - Organization and Description of Business

Whispering Oaks International, Inc. (Company) was incorporated on December 8, 1997 under the laws of the State of Texas. The Company was formed to engage in the acquisition and sale of thoroughbred race horses of every age, from broodmares and weanlings to mature racehorses and stallions. The Company intends, initially, to focus in the area of purchasing and selling weanlings and yearlings at various auctions in an activity commonly referred to as "pinhooking".

Pinhooking is essentially the purchase of thoroughbred weanlings and yearlings at auction and reselling them at a different, but similar, auction in the near future. The Company projects an average historical holding period of five to six months between purchase and resale.

The Company began operations in January 1998 with its initial capitalization and its initial livestock purchase.

On October 15, 1999, the Company's Board of Directors amended the Company's Articles of Incorporation to modify the Company's capital structure to allow for the issuance of up to 125,000,000 total equity shares consisting solely of common stock with a par value of $0.001 per share and effected a five (5) for one (1) forward stock split. The effects of these transactions are reflected in the accompanying financial statements as of the first day of the first period presented.

The Company has elected a year-end of December 31 and uses the accrual method of accounting.

As of December 31, 1999, the Company has liquidated its livestock stable and has no significant assets and owes related entities amounts in excess of available cash. Accordingly, the Company is dependent upon management and/or significant shareholders to provide sufficient working capital to preserve the integrity of the corporate entity at this time. It is the intent of management and significant shareholders to provide the sufficient working capital necessary to support and preserve the integrity of the corporate entity for the foreseeable future.

During interim periods, the Company follows the accounting policies set forth in its Annual Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934 on Form SB-2 filed with the U. S. Securities and Exchange Commission on February 14, 2000. The information presented herein may not include all disclosures required by generally accepted accounting principles and the users of financial information provided for interim periods should refer to the annual financial information and footnotes contained in its Annual Report Pursuant to
Section 13 or 15(d) of The Securities Exchange Act of 1934 on Form 10-SB when reviewing the interim financial results presented herein.

In the opinion of management, the accompanying interim financial statements, prepared in accordance with the instructions for Form 10-QSB, are unaudited and contain all material adjustments, consisting only of normal recurring adjustments necessary to present fairly the financial condition, results of operations and cash flows of the Company for the respective interim periods presented. The current period results of operations are not necessarily indicative of results which ultimately will be reported for the full fiscal year ending December 31, 2000.

                       Whispering Oaks International, Inc.

Note A - Organization and Description of Business - Continued

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note B - Summary of Significant Accounting Policies

1.   Cash and cash equivalents
     -------------------------

     For Statement of Cash Flows purposes, the Company considers all cash on hand and in banks, including accounts in book overdraft positions, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

     Cash overdraft positions may occur from time to time due to the timing of making bank deposits and releasing checks, in accordance with the Company's cash management policies.

2.   Livestock
     ---------

     Livestock is recorded at cost and are depreciated on a straight-line basis, over their estimated useful lives (generally 3 years). Foals delivered after the broodmare is purchased are capitalized by the Company at a "zero cost" basis. As of December 31, 1999, the Company had liquidated its entire stable of livestock.

3.   Organization costs
     ------------------

     The Company has adopted the provisions of AICPA Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" whereby all organization and initial costs incurred with the incorporation and initial capitalization of the Company were charged to operations as incurred.

4.   Income Taxes
     ------------

     The Company uses the asset and liability method of accounting for income taxes. At March 31, 2000 and 1999, respectively, the deferred tax asset and deferred tax liability accounts, as recorded when material to the financial statements, are entirely the result of temporary differences. Temporary differences represent differences in the recognition of assets and liabilities for tax and financial reporting purposes, primarily accumulated depreciation and amortization, allowance for doubtful accounts and vacation accruals.

     At December 31, 1999, the Company has a net operating loss carryforward for income purposes of approximately $70,000, after a Fiscal 1999 utilization of approximately $5,000. If this carryforward is not fully utilized, it will expire in 2018. As of March 31, 2000 and 1999, the deferred tax asset related to the Company's net operating loss carryforward is fully reserved.

                      Whispering Oaks International, Inc.

Note B - Summary of Significant Accounting Policies - Continued

5.   Earnings (loss) per share
     -------------------------

     Basic  earnings  (loss) per share is computed  by  dividing  the net income
     (loss) by the weighted-average number of shares of common stock and common stock equivalents (primarily outstanding options and warrants). Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method. The calculation of fully diluted earnings (loss) per share assumes the dilutive effect of the exercise of outstanding options and warrants at either the beginning of the respective period presented or the date of issuance, whichever is later. As of March 31, 2000 and 1999, the Company had no warrants and/or options outstanding.

Note C - Common Stock Transactions

On October 15, 1999, the Company's Board of Directors amended the Company's Articles of Incorporation to modify the Company's capital structure to allow for the issuance of up to 125,000,000 total equity shares consisting solely of common stock with a par value of $0.001 per share and effected a five (5) for one (1) forward stock split. The effects of these transactions are reflected in the accompanying financial statements as of the first day of the first period presented.

Note D - Contributed Capital

Executive management and oversight services are provided to the Company by a controlling shareholder. The accompanying financial statements reflect management's estimate of the estimated fair value of the services contributed on a quarterly basis to the Company during each fiscal year based on the time and effort required to administer the Company's operations and affairs.

               (Remainder of this page left blank intentionally.)

                           RULE 424(B)(3) Prospectus
                           Registration No. 333-90663


                      WHISPERING OAKS INTERNATIONAL, INC.
                         600,000 SHARES OF COMMON STOCK
                                   PROSPECTUS
                                  MAY 17, 2000


TABLE OF CONTENTS
                                                                            Page

Risk Factors ..............................................................    2
Forward-Looking Statements ................................................    3
Whispering Oaks International .............................................    4
Use of Proceeds ...........................................................    4
No Market for Our Common Stock ............................................    4
Shares Eligible for Future Sale ...........................................    4
Plan of Distribution ......................................................    5
Legal Proceedings .........................................................    5
Description of Capital Stock ..............................................    5
Dividend Policy ...........................................................    6
Management's Discussion and Analysis
of Financial Condition and Results of Operations ..........................    6
Description of Business ...................................................    7
Year 2000 Considerations ..................................................   10
Description of Property ...................................................   10
Management ................................................................   10
Executive Compensation ....................................................   11
Selling Stockholders ......................................................   11
Principal Stockholders ....................................................   12
Certain Relationships and Related Transactions ............................   13
Legal Matters .............................................................   13
Experts ...................................................................   13
Additional Information ....................................................   13
Changes in and Disagreements with Accountants on ..........................   14
Accounting and Financial Disclosure
Disclosure of Commission's Position on Indemnification
for Securities Act Liabilities ............................................   14
Index to Financial Statements .............................................  F-1